Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 1, 2005 in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-123179) and related Prospectus of Virgin River Casino Corporation, RBG, LLC and B & BB, Inc. for the registration of $125,000,000 of 9% Senior Secured Notes due 2012 and $66,000,000 at maturity ($39,911,520 in gross proceeds) of 12.75% Senior Subordinated Discount Notes due 2013.

/s/ Ernst & Young LLP

Las Vegas, Nevada

May 2, 2005